Exhibit 99.3

Isle of Capri Casinos, Inc. casino in Natchez, Miss. closed due to Hurricane Gustav

ST. LOUIS, Mo., August 31/PRNewswire-FirstCall/ — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced that the Company closed its casino in Natchez, Miss. temporarily due to Hurricane Gustav today.

“The Mississippi Gaming Commission has issued an order for our casino to close, however, our hotel, which is not located on the water, remains open. We are taking all safety precautions and encourage our guests and employees to seek shelter in a safe area,” said Tony Scudiero, vice president and general manager.”

# # #

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 18 casino properties. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama, a casino in Coventry, England, and a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACTS:

Isle of Capri Casinos, Inc.,

                    Dale Black, Chief Financial Officer-314.813.9327

                    Jill Haynes, Senior Director of Corporate Communication-314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.